Exhibit 99.1

VITAMIN SHOPPE, INC. 2101 91st Street North Bergen, NJ07047 (201) 624-2900 www.vitaminshoppe.com
NEWS RELEASE

Vitamin Shoppe, Inc. Announces Record Third Quarter 2012 Results

28th Consecutive Quarter of Positive Comparable Sales Growth

Third Quarter Highlights:

- Comparable store sales grew 9.6%

- E-commerce revenue increased 16.9%

- Net sales increased 14.4%

- Fully diluted EPS of $0.54, up from $0.40

NORTH BERGEN, N.J., November 6, 2012 — Vitamin Shoppe, Inc. (NYSE: VSI), a leading specialty retailer and direct marketer of nutritional products, today announced preliminary results for its fiscal third quarter ended September 29, 2012. Net sales in fiscal third quarter 2012 advanced 14.4% while operating income rose 40.5%. During the period, the company reported fully diluted earnings per share (EPS) of $0.54; up from $0.40 in fiscal third quarter 2011. For the nine-month period, fully diluted EPS was $1.71, up from $1.20 in the comparable period of the prior year.

Tony Truesdale, Chief Executive Officer of the Company commented, “We reported another quarter of strong growth while also investing for the future. We are pleased with our business, our positioning and our consistent and predictable results. The third quarter represented our 28th consecutive quarter of positive comparable store sales.”

Fiscal Third Quarter 2012 Results

Net sales increased $30.1 million, or 14.4%, to $239.0 million for the three months ended September 29, 2012, compared with $208.9 million for the three months ended September 24, 2011. This increase was the result of; 1) a 9.6% increase in comparable store sales, 2) growth from new stores, and 3) a 16.9% increase in e-commerce sales.

Cost of goods sold, which includes product, warehouse, distribution and occupancy costs, increased $17.0 million, or 12.2%, to $156.5 million for the three months ended September 29, 2012, compared with $139.5 million for the three months ended September 24, 2011.

Gross profit increased $13.1 million, or 18.8%, to $82.5 million for the fiscal 2012 third quarter, compared with $69.4 million for fiscal third quarter 2011. Gross profit as a percentage of net sales was 34.5% for the quarter ended September 29, 2012, up from 33.2% in fiscal third quarter 2011. The improvement in gross profit margin reflects leverage on occupancy and product margin improvement.

Selling, general and administrative expenses (SG&A), including operating payroll and related benefits, advertising and promotion expense, depreciation and amortization, and other SG&A, increased $5.9 million, or 11.4%, to $57.7 million for the quarter ended September 29, 2012, compared with $51.8 million for the quarter ended September 24, 2011. SG&A as a percentage of net sales were 24.2% for the quarter ended September 29, 2012, down from 24.8% in fiscal third quarter 2011. This improvement was due to sales leverage.

Income from operations increased $7.1 million, or 40.5%, to $24.8 million for the three months ended September 29, 2012, compared with $17.6 million for the three months ended September 24, 2011. As a percentage of net sales, income from operations was 10.4% for the fiscal 2012 third quarter, compared with 8.4% for fiscal third quarter 2011.

Net income increased $4.4 million or 36.8%, to $16.3 million for the three months ended September 29, 2012, compared with $11.9 million for fiscal third quarter 2011. This was primarily attributable to stronger sales and margin improvement. Net income also benefitted from a lower effective tax rate in both this year’s and last year’s third quarters, which primarily reflects the reversal of charges previously recorded related to uncertain tax positions due to the expiration of applicable statutes of limitation. The net benefit to the provision for income taxes was $1.6 million and $1.0 million for the fiscal third quarters of 2012 and 2011, respectively.

Earnings per diluted share were $0.54 in fiscal third quarter 2012 up from $0.40 in third quarter 2011.

Balance Sheet and Cash Flow

Cash and equivalents at September 29, 2012 were $76.1 million. Capital expenditures were $7.7 million in the quarter. Capital expenditures were used primarily for the build-out of new stores and improvements to existing stores, as well as computer equipment related to those stores.

2012 Outlook

For the current year management expects:

•	To open approximately 52 new stores

•	Comparable store sales growth for the full year of approximately 8%

•	Continued improvement in operating income margin

•	Capital expenditures between $35 million and $40 million

•	Fourth quarter 2012 fully diluted shares outstanding of 30.5 million

Preliminary 2013 Outlook

For the upcoming year management expects:

•	To open approximately 57 new stores

•	Comparable store sales growth in mid-single digits for the year

•	Continued improvement in operating income margin

•	Capital expenditures of approximately $45 million, which includes capital for the new distribution center

•	Depreciation of approximately $26 million

•	Fully diluted shares outstanding of 30.7 million

Webcast

Management will host a conference call to discuss its fiscal third quarter 2012 results at 8:30 a.m. Eastern Time (ET) today. Interested investors and other parties may listen to the simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.vitaminshoppe.com. The online replay will be available immediately following the call. A telephonic replay will also be available beginning at 11:30 a.m. ET and can be accessed by dialing 1-877-870-5176 or for international callers, 1-858-384-5517. The passcode for the replay is 7104137. The replay will be available until 11:59 p.m. ET on November 13, 2012.

About the Vitamin Shoppe, Inc. (NYSE:VSI)

Vitamin Shoppe is a leading specialty retailer and direct marketer of nutritional products based in North Bergen, New Jersey. The company sells vitamins, minerals, nutritional supplements, herbs, sports nutrition formulas, homeopathic remedies, green living products, and health and beauty aids to customers located primarily in the United States. The company carries national brand products as well as exclusive products under the Vitamin Shoppe, BodyTech and True Athlete proprietary brands. The Vitamin Shoppe conducts business through more than 560 company-owned retail stores, national mail order catalogs, and website, www.VitaminShoppe.com. Follow The Vitamin Shoppe on Facebook at http://www.facebook.com/THEVITAMINSHOPPE and on Twitter at http://twitter.com/VitaminShoppe.

Forward Looking Statement

Certain statements in this press release are “forward-looking statements.” Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending, the performance of the Company’s products within the prevailing retail environment, trade restrictions, availability of suitable store locations at appropriate terms and other factors which are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and in all filings with the Securities and Exchange Commission made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

CONTACTS:

Investors:

Kathleen Heaney

646-912-3844

ir@vitaminshoppe.com

Media:

Susan McLaughlin

Director Corporate Communications

201-624-3134

smclaughlin@vitaminshoppe.com

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 29, 2012	September 24, 2011	September 29, 2012	September 24, 2011
Net sales	$238,994	$208,936	$732,026	$641,730
Cost of goods sold	156,494	139,493	475,435	423,299

Gross profit	82,500	69,443	256,591	218,431
Selling, general and administrative expenses	57,732	51,812	173,690	159,582

Income from operations	24,768	17,631	82,901	58,849
Loss on extinguishment of debt	—	—	—	552
Interest expense, net	161	419	535	2,076

Income before provision for income taxes	24,607	17,212	82,366	56,221
Provision for income taxes	8,316	5,301	31,219	20,769

Net income	$16,291	$11,911	$51,147	$35,452

Weighted average common shares outstanding

Basic	29,646,287	28,916,734	29,333,828	28,741,227
Diluted	30,244,053	29,693,651	29,993,403	29,508,761
Net income per common share

Basic	$0.55	$0.41	$1.74	$1.23
Diluted	$0.54	$0.40	$1.71	$1.20

SEGMENT DATA, KEY PERFORMANCE INDICATORS AND STORE INFO

($ in thousands)

unaudited

	Three Months Ended		Nine Months Ended
	September 29, 2012	September 24, 2011	September 29, 2012	September 24, 2011
Sales:
Retail	$214,083	$187,108	$655,233	$574,424
Direct	24,911	21,828	76,793	67,306

Net sales	$238,994	$208,936	$732,026	$641,730

Income from operations:
Retail	$42,548	$33,916	$136,224	$110,128
Direct	4,990	3,807	15,358	12,375
Corporate costs	(22,770)	(20,092)	(68,681)	(63,654)

Income from operations	$24,768	$17,631	$82,901	$58,849

Increase in comparable store net sales	9.6%	7.1%	9.2%	7.7%
Depreciation and amortization	$5,684	$5,057	$16,539	$14,905
Impairment charge on fixed assets	$202	$360	$730	$651
Amortization of deferred financing fees	$66	$84	$231	$282

Capital Expenditures	$7,742	$5,259	$18,625	$15,170

Gross profit as a percent of net sales	34.5%	33.2%	35.1%	34.0%
Income from operations as a percent of net sales	10.4%	8.4%	11.3%	9.2%

Store Data:
Stores open at beginning of period	551	505	528	484
Stores opened	15	10	39	34
Stores closed	(2)	–	(3)	(3)

Stores open at end of period	564	515	564	515

VITAMIN SHOPPE, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share data)

(Unaudited)

	September 29, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$76,054	$10,754
Inventories	130,821	121,494
Prepaid expenses and other current assets	25,211	20,768

Total current assets	232,086	153,016
Property and equipment, net of accumulated depreciation and amortization of $176,523 and $163,247 in 2012 and 2011, respectively	89,207	88,677
Goodwill	177,248	177,248
Other intangibles, net	68,758	68,852
Other assets	3,088	2,812

Total assets	$570,387	$490,605

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$104	$956
Accounts payable	24,306	22,279
Accrued expenses and other current liabilities	57,498	60,438

Total current liabilities	81,908	83,673
Capital lease obligations, net of current portion	103	—
Deferred income taxes	16,213	13,725
Deferred rent	29,774	28,738
Other long-term liabilities	6,758	8,666

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 250,000,000 shares authorized and no shares issued and outstanding at September 29, 2012 and December 31, 2011	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 30,165,955 shares issued and outstanding at September 29, 2012, and 29,216,888 shares issued and outstanding at December 31, 2011	302	292
Additional paid-in capital	285,466	256,795
Retained earnings	149,863	98,716

Total stockholders’ equity	435,631	355,803

Total liabilities and stockholders’ equity	$570,387	$490,605

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